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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                      -----------------------------------
                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
               --------------------------------------------------

                            SFX BROADCASTING, INC.
            (Exact Name of Registrant as Specified in its Charter)



        DELAWARE                                            13-3649750
(State of Incorporation                                  (I.R.S. Employer
    or Organization)                                    Identification No.)

                       150 EAST 58TH STREET, 19TH FLOOR
                           NEW YORK, NEW YORK 10155
                   (Address of Principal Executive Offices)


If this Form relates to the             If this Form relates to the
registration of a class of effective    registration of a class of debt
debt securities and is upon filing      securities and is to become effective
pursuant to General Instruction A(c)(1) simultaneously with the effectiveness
please check the following box. [  ]    of a concurrent registration statement
                                        under the Securities Act of 1933
                                        pursuant to General Instruction A(c)(2)
                                        please check the following box.[  ]

Securities to be registered pursuant to Section 12(b) of the Act:


Title of Each Class                         Name of Each Exchange on Which
to be so Registered                        Each Class is to be so Registered
-------------------                        ---------------------------------

        None                                             None
  ----------------                                 ----------------


Securities to be registered pursuant to Section 12(g) of the Act:

                               CLASS B WARRANTS
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                               (Title of Class)


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Item 1.  Description of Registrant's Securities to be Registered.

         The securities to be registered hereunder are Class B Warrants (the "Warrants") of SFX Broadcasting, Inc., a Delaware corporation (the "Company"). The Warrants were issued by Multi-Market Radio, Inc. ("MMR") pursuant to that certain Warrant Agreement dated March 23, 1994 by and among MMR, American Stock Transfer & Trust Company, as warrant agent, D.H. Blair Investment Banking Corp. and Americorp Securities, Inc. and were subsequently assumed by the Company pursuant to that certain Assumption of Warrants, dated as of November 22, 1996, executed by the Company. ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent, has assumed the rights, duties and obligations of the warrant agent under the Warrant Agreement.

         Each Warrant entitles the registered holder to purchase .2983 shares of the Company's Class A Common Stock at a price of $11.50 (the "Warrant Exercise Price"), a per share exercise price of $38.55, subject to adjustment, from the date of issuance until March 22, 1999 (the "Warrant Expiration Date").The Warrants may be exercised upon surrender of the certificates therefor on or prior to the expiration or redemption date at the offices of the Company's warrant agent with the "Subscription Form" on the reverse side of the certificates filled out and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised.

         The Warrants are subject to redemption by the Company at $.01 per Warrant on 30 days' prior written notice provided the average trading price of the Class A Common Stock exceeds $53.64 per share, subject to adjustment, for 20 consecutive trading days ending within 5 days of the notice. However, the Warrants underlying the Unit Purchase Options issued by MMR to certain of its underwriters and assumed by the Company may not be redeemed by the Company unless at the redemption date the Unit Purchase Options have been exercised and the underlying warrants are outstanding. Holders of Warrants will automatically forfeit their rights to purchase the shares of Class A Common Stock issuable upon exercise of the Warrants unless the Warrants are exercised before they are to be redeemed. All of the outstanding Warrants of a class, except for those underlying the Unit Purchase Options, must be redeemed if any portion of that class are to be redeemed. A notice of redemption will be mailed to each of the registered holders of the Warrants no later than 30 days before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the warrant certificates shall be delivered and the date of expiration of the right to exercise the Warrants.


         The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the Warrant Exercise Price and shares issuable upon exercise in certain events, such as stock dividends, stock splits, mergers, sales of all or substantially all of the Company's assets at less than the market value, sales of stock below market price and other unusual events.


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         The Warrant Exercise Price may be reduced and the Warrant Expiration
Date may be extended upon notice to the holders of the Warrants.

         The Company is not required to issue fractional Warrants upon adjustment or fractional shares of Class A Common Stock upon exercise of the Warrants. In lieu thereof, an amount of cash equal to the same fraction of the then current market value of a share of Class A Common Stock or a Warrant, as the case may be, may be paid. No adjustment as to dividends will be made upon any exercise of Warrants.

         The ownership of a Warrant does not entitle the holder thereof to any of the rights of holders of shares of Class A Common Stock or of any other class of Common Stock of the Company.

         As of January 3, 1997, there were approximately 746,660 Warrants outstanding.


Item 2.  Exhibits.

1. Amended and Restated Agreement and Plan of Merger among SFX Broadcasting, Inc., SFX Merger Company and Multi-Market Radio, Inc. dated April 15, 1996 and as amended on May 6, 1996, July 30, 1996 and September 30, 1996 (Composite version incorporated by reference to Annex B of the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 of SFX Broadcasting, Inc. (Commission File No. 333-13337) filed with the Securities and Exchange Commission on October 3, 1996).

2. Warrant Agreement, dated as of March 23, 1994, by and among Multi-Market Radio, Inc., American Stock Transfer & Trust Company, as warrant agent, and certain underwriters (Incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registration Statement on Form SB-2 (Commission File No. 33-74526) filed by Multi-Market Radio, Inc. with the Securities and Exchange Commission on March 18, 1994).

3. Assumption of Warrants, dated as of November 22, 1996, executed by SFX Broadcasting, Inc. (Incorporated by reference to Exhibit 4.6 to the Form 8-K of SFX Broadcasting, Inc. (Commission File No. 0-22486) filed with Securities and Exchange Commission on November 27, 1996).

4. Agreement regarding assumption of duties of warrant agent, dated as of November 22, 1996, by and among SFX Broadcasting, Multi-Market Radio, Inc., American Stock Transfer and Trust Company, D.H. Blair Investment Banking Corporation, Americorp Securities, Inc. and ChaseMellon Shareholder Services, L.L.C.



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5.   Unit Purchase Options, dated as of March 23, 1994 (Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form SB-2 (Commission File No. 33-74526) filed by Multi-Market Radio, Inc. with the Securities and Exchange Commission on March 18, 1994).


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                                 SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                SFX BROADCASTING, INC.



Date:    January 8, 1997                        By:    /s/ Howard J. Tytel
                                                        -----------------------
                                                           Howard J. Tytel
                                                           Secretary


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